UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Subject: A few thoughts and highlights…

Date: ~April 14

Friends and Colleagues:

I hope you all are doing well and were able to enjoy some time at Spring Break or celebrating the recent holidays with your family. I spent a few days off with family and it was a great reminder that we all need to take time to recharge.

As I settle back from vacation, I am focused on improving my openness and transparency to you – a key expectation of our leaders. In looking for ways to keep us better connected, you can expect that I’ll mix up how we engage with a variety of formats. I want to listen to your concerns, answer questions, create clarity and help you feel better connected. I don’t love long emails, so I apologize for this one!

Today, I want to highlight a few cool things and recognize some amazing accomplishments:

•

Last week, the H&P 463 rig in the Midland Basin set the industry and company record for the fastest well drilled with a mud motor, in only 7.2 days! The 2-mile lateral well is also our lowest cost well per lateral foot and highest lateral feet drilled per day in the Permian ($136/lat-ft, 1,600 lat-ft/day). Congrats to the team! You can read more on Yammer.

•

I recently met with the Acting Director of the U.S. Bureau of Land Management (BLM) Nada Culver. In our conversation, she outlined some of the Federal government’s objectives, while I took the opportunity to share our progress and approach to flaring and mitigating methane emissions. I highlighted our emphasis on operations excellence, our commitment to science and technology, and our advocacy for smart regulations. The Deputy Director invited us to provide input and participate in their ongoing studies. It was a good step to establishing ExxonMobil as a credible partner. Credible is the key word, thanks to your continuous improvements on flaring and methane reduction and our technology pursuits, she quickly recognized that we do what we say and say what we mean.

•

Also, ExxonMobil was the first company to file an application with the U.S. Environmental Protection Agency (EPA) to use new technologies to detect methane emissions at oil and natural gas sites. We are seeking approval to use airplanes equipped with detection technology to conduct flyover inspections over large areas. You can read more about it in my blog on Energy Factor.

•

At the Corporate level, Darren Woods appeared on CNBC last week and provided great insights on the investments we are making in lower emission energy solutions such as carbon capture, which he also shared in a recent employee forum.

•

The corporation also recently filed an 8-K, signaling the positive impact of recovering prices and margins on anticipated first quarter results, and we are starting to see some positive reactions from analysts. While we should feel good, we know we are still not where we want to be. We must continue to drive for undisputed leadership, best operations, best capital programs, new technologies—be a juggernaut.

•

Lastly, I want to thank the Barnett team whom I visited just before my vacation. I am so impressed by how all of you are seeking continuous improvement to get the most from our asset there. Thanks again for the visit and conversations.

In closing, I’m a sports guy and I enjoyed watching the NCAA men’s and women’s basketball tournaments. I absolutely loved, loved, loved the intensity and team approach from both the Baylor men’s and the Stanford women’s teams. Congrats to all the Bears fans out there. I did spend a year at Stanford’s chief rival, so to the Stanford fans, I’ll give you a nod of begrudging respect.

See you soon,

Bart

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.